                                                                    EXHIBIT 2.06


                               AMENDMENT TO CHANGE
                         IN CONTROL SEVERANCE AGREEMENT


            THIS AGREEMENT is made as of October 8, 1998, by and between Allegiance Corporation, a Delaware corporation ("Company"), Cardinal Health, Inc., an Ohio corporation ("Cardinal"), and Lester B. Knight ("Employee").

            WHEREAS, Company and Employee have entered into a change in control severance agreement under the Allegiance Corporation Change in Control Plan, effective as of October 1, 1996 (the "Change in Control Agreement");

            WHEREAS, Company has entered into an Agreement and Plan of Merger Among Cardinal, BOXES Merger Corp. and Company, dated as of October 8, 1998 (the "Merger Agreement");

            WHEREAS, Company wishes to encourage the retention of Employee following consummation of the merger contemplated by the Merger Agreement; and

            WHEREAS, in connection with Company entering into the Merger Agreement, Company and Employee have determined to amend the Change in Control Agreement to, among other things, provide that certain modifications to Employee's employment status following the consummation of the merger contemplated by the Merger Agreement will not be treated as a basis for a "Good Reason" termination by Employee under the Change in Control Agreement during the Minimum Transition Period (as defined below) and to provide certain modifications to the non-competition and non-solicitation provisions of the Change in Control Agreement;

            NOW, THEREFORE, in consideration of these mutual premises and the mutual and dependent promises hereinafter set forth, the parties hereto agree as follows:

            1. Section 1 of the Change in Control Agreement is hereby amended by deleting the second, third and fifth sentences of such Section, and by adding the following sentences to the end of such Section:

            Notwithstanding the foregoing, upon consummation of the merger (the "Cardinal Merger") contemplated by the Agreement and Plan of Merger Among Cardinal, BOXES Merger Corp. and Company, dated as of October 8, 1998 (the "Cardinal Merger Agreement"), the term of this Agreement and Employee's Plan participation shall automatically be extended for a period of sixty (60) months after the end of the month in which the Cardinal Merger is consummated. Furthermore, Employee may terminate this Agreement and his participation in the Plan at any time by giving Company thirty (30) days' advance written notice; provided, however, that in no case shall such termination of this Agreement or participation in the Plan release Employee from the provisions of Section 5 hereof.

            2. The first sentence of Section 2 of the Change in Control Agreement is hereby amended by substituting the phrase "sixty (60) months after the end of month in which the Cardinal Merger is consummated" for the phrase "twenty-four (24) months following a Change in Control" in the introductory paragraph to such Section.

            3. Paragraph 2(c)(iii) of the Change in Control Agreement will not apply to Cardinal stock options granted after the consummation of the Cardinal Merger.

            4. Section 5 of the Change in Control Agreement is hereby amended to read in its entirety as follows:

            5. NON-SOLICITATION AND NON-COMPETITION. In consideration for the severance benefits called for under paragraph 2(c) and Section 3 above, Employee agrees that:

               (a) during the greater of the twelve (12) month period following his Date of Termination and the twenty-four (24) month period following the end of the month in which the Cardinal Merger is consummated, Employee will not, without the prior written consent of Company, alone or in association with others, solicit on behalf of Employee, or any other person, firm, corporation or entity, any employee of Company, or any of its operating divisions, subsidiaries or affiliates; provided, that Employee shall be permitted to solicit one employee so long as such solicitation does not interfere with any contractual relationship of Company, or any of its operating divisions, subsidiaries or affiliates; and

               (b) during the twenty-four (24) month period following his Date of Termination (the "Noncompete Period"), Employee will not, without the prior written consent of Company, directly or indirectly, engage or invest in, counsel or advise or be employed by any of the entities set forth on Exhibit A attached to this Agreement (the "Listed Entities"), or by any person, entity, firm or corporation which is now an affiliate of any of the Listed Entities, until such time during the Noncompete Period as such Listed Entity is acquired or consolidated with any entity other than any of the Listed Entities. Notwithstanding the foregoing, Employee shall be entitled to passively own not more than four and nine-tenths percent (4.9%) of any of the Listed Entities.

            Should Employee fail to comply with the non-solicitation and/or non-competition restrictions contained in this Section 5, this Agreement shall immediately terminate and Employee shall forfeit any remaining unpaid benefits under this Agreement and Company shall have the right (in addition to, and not in lieu of, any other right or remedy that may be available to it) to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage. With respect to any provision of this
            Section 5 finally determined by a court of competent jurisdiction to be unenforceable, Employee and Company hereby agree that such court shall have jurisdiction to reform this Agreement or any provision hereof so that it is enforceable to the maximum extent permitted by law, and the parties agree to abide by such court's determination. If the non-solicitation or noncompetition covenant of this Section 5 is determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish Company's right to enforce either such covenant in any other jurisdiction.

            5. Section 8 of the Change in Control Agreement is hereby amended to read in its entirety as follows:

            8. TERMINATION FOR CAUSE AND GOOD REASON. Employee will be considered to have been terminated for "Cause" if the termination is by reason of Employee willfully engaging in conduct demonstrably and materially injurious to Company, Employee being convicted of or confessing to a crime involving dishonesty or moral turpitude or Employee's willful and continued failure for a significant period of time to perform Employee's duties after a demand for substantial performance has been delivered to Employee by the Board of Directors of Company which demand specifically identifies the manner in which the Board believes that Employee has not substantially performed his duties. Employee's termination shall be considered to have been for "Good Reason" if Employee's termination is by reason of the occurrence of any of the following events within twelve (12) months after the end of the month in which the Cardinal Merger is consummated (the "Minimum Transition Period") without Employee's express written consent:

               (a) a significant adverse change in the title or duties of Employee, which change is inconsistent with Employee's position as Vice-Chairman of Cardinal following the Cardinal Merger, or the removal of Employee as a director of Cardinal without Cause;

               (b) a reduction in or failure to pay any portion of Employee's Annual Base Salary as in effect on the date of the Change in Control or as the same may be increased from time to time thereafter;

               (c) the failure by Company to provide Employee with compensation and benefits (including, without limitation, annual and long-term incentives, bonus and other compensation plans and any vacation, medical, hospitalization, life insurance, dental or disability benefit plan), or cash compensation in lieu thereof, which are, in the aggregate, no less favorable than those provided by Company to Employee immediately prior to the occurrence of the Change in Control;

               (d) any material breach by Company of this Agreement; and

               (e) the failure of Company to obtain a satisfactory agreement from any successor or assign of Company to assume and agree to perform this Agreement (as amended), as required in Section 10 of this Agreement.

            If, during the Minimum Transition Period, Employee elects to terminate Employee's employment for Good Reason, Employee shall so notify Company in writing after the occurrence of the event constituting Good Reason, specifying the basis for such termination. If Company fails, within ten (10) days after receiving such written notice, to remedy the facts and circumstances that provided Good Reason, Employee's employment shall be deemed to have terminated for Good Reason on the tenth day after Company receives such written notice. If, during the Minimum Transition Period, Company does remedy such facts and circumstances within such ten (10) days, Employee shall be deemed to no longer have Good Reason, and shall continue in the employ of Company as if no notice had been given. Employee's continued employment after the longer of (i) the expiration of sixty (60) days from any action which would constitute Good Reason under paragraph 8(a) above and (ii) the expiration of the Restricted Period (as defined below) shall constitute a waiver of rights with respect to such action constituting Good Reason under this Agreement. "Restricted Period" shall mean any period during which Employee is prohibited from selling Cardinal common shares or shares of Company common stock pursuant to the restrictions in connection with the pooling-of-interests method of accounting under APB No. 16 or any other restrictions under federal or state securities law; provided, that the Restricted Period shall in no event extend beyond the expiration of six (6) months after the consummation of the Cardinal Merger; and provided, further, that there shall not be taken into account for purposes of determining the Restricted Period any restrictions under federal or state securities laws that arise as a result of actions of Employee after the consummation of the Cardinal Merger.

            Following the Minimum Transition Period, any termination of Employee's employment (other than a termination by Company for Cause, or a termination by reason of Employee's disability, retirement or death) during the remainder of the term of this Agreement, shall be treated as a termination by Employee for Good Reason.

            6. This Agreement shall be effective upon execution of the Cardinal Merger Agreement, and may not be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing and signed by each of the parties. In the event of the termination of the Cardinal Merger Agreement prior to the consummation of the Cardinal Merger, this Agreement shall be void and of no further force or effect, and the Change in Control Agreement will continue to remain in effect in accordance with its terms without amendment.

                                                                    EXHIBIT 2.06


            IN WITNESS WHEREOF, Company, Cardinal and Employee have signed this Agreement as of the date first written above.

                                          ALLEGIANCE CORPORATION



                                          By: ___________________________
                                              Name:
                                              Title:



                                          CARDINAL HEALTH, INC.



                                          By: ___________________________
                                              Name:
                                              Title:



                                          ______________________________
                                          Lester B. Knight

                                    EXHIBIT A



AmeriSource
Bergen Brunswig (including Bergen Medical and any successor
  in interest to the Bergen Medical business)
Bindley Western
C.D. Smith
D & K Healthcare
McKesson (including General Medical and any successor
  in interest to the General Medical business)
Morris & Dickson
Neuman
Owens & Minor
Omnicell
PSS World Medical
Henry Schein
Medline
Diebold
ServiceMaster
Fischer Scientific
Maxxim
Safeskin
DeRoyal
VWR